UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2024

Riot Platforms, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33675	84-1553387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3855 Ambrosia Street, Suite 301

Castle Rock, CO 80109

(Address of principal executive offices)

(303) 794-2000

(Registrant’s telephone number, including area code)

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	RIOT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement.

On December 16, 2024, Riot Platforms, Inc. (the “Company”) and Coinbase, Inc., on behalf of itself and Coinbase Custody Trust Company, LLC, and, if applicable, Coinbase Credit, Inc. or Coinbase Custody International Ltd.  (collectively, “Coinbase”), entered into the Coinbase Prime Broker Agreement, which includes the Coinbase Custody Services Agreement attached thereto as Exhibit A, and the Coinbase Master Trading Agreement attached thereto as Exhibit B (collectively, the “Agreement”). The Agreement governs the Company’s use of certain custodial and prime broker services, including, but not limited to, the storing of digital assets, trade execution, lending, post-trade credit, and other services provided by Coinbase (the “Services”). The Agreement establishes the rights and responsibilities of Coinbase with respect to the Company’s digital assets which are held in accounts maintained and operated by Coinbase. The terms of the Agreement are summarized as follows:

Insurance:

Pursuant to the terms of the Agreement, Coinbase shall obtain and maintain insurance coverage in such types and amounts as shall be commercially reasonable for the Custodial Services (as defined in the Agreement) provided.

Accounts:

Coinbase is a U.S. based custodian that securely stores the Company’s digital assets in one or more segregated cold wallets, in the Company’s name, secured by Coinbase. Coinbase securely stores all private keys in offline storage.

Coinbase has implemented and will maintain reasonable information security programs that include policies and procedures that are reasonably designed to safeguard Coinbase’s electronic systems and the Company’s confidential information from, among other things, unauthorized access or misuse. In the event of a Data Security Incident (as defined in the Agreement), Coinbase will promptly (subject to any legal or regulatory requirements) notify the Company.

Indemnity:	The Company and Coinbase have agreed to indemnify one another from and against certain claims or losses, subject to certain exceptions and limitations.

Fees and Expenses:	The Company will pay all commission and fees in connection with the Services under the Agreement on a timely basis, in accordance with a fee schedule, as may be amended from time to time.

Governing Law:	The Agreement is governed by the laws of the State of New York.

Term and Termination:

This Agreement shall remain in effect until terminated by Coinbase or the Company for any reason upon providing thirty (30) days written notice to the other party. However, Coinbase may, in its sole discretion, suspend, restrict or terminate the Agreement, including by suspending, restricting or closing the Company’s accounts or any provision of credit (as applicable), immediately upon the occurrence of an Event of Default (as defined in the Agreement), without prior notice to the Company.

The foregoing description of the Agreement, together with the description above of certain terms of the Agreement, is a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is hereby incorporated herein by reference.

Item 8.01 – Other Events.

On December 20, 2024, the Company filed a prospectus supplement (the “Prospectus Supplement”) to its effective automatic shelf registration statement on Form S-3ASR, as previously filed with the U.S. Securities and Exchange Commission on August 9, 2021 (File No. 333-281454) to register the resale of up to 180,000 shares of the Company’s common stock, no par value per share, (“Common Stock”) by XMS Capital Partners, LLC for analysis, advice and support in the context of strategic, financing and mergers and acquisitions-related activities, who are the Selling Stockholders identified in the Prospectus Supplement (the “Selling Stockholders”). The shares of our Common Stock being offered for resale by the Selling Stockholders were originally issued to them, as of December 19, 2019, and were transferred to the Selling Stockholders December 12, 2024.

This Item 8.01 is being filed solely for the purpose of filing the opinion of Lewis, Roca, Rothgerber, Christie, LLP relating to the validity of the shares of Common Stock registered for resale by the Selling Stockholders pursuant to the Prospectus Supplement, a copy of which is attached as Exhibit 5.1 hereto.

Item 9.01 – Financial Statements and Exhibits.

(d)Exhibits.

EXHIBIT INDEX

The following exhibits are filed or furnished herewith:

Exhibit No.	Description
5.1	Opinion of Lewis, Roca, Rothgerber, Christie, LLP.
10.1*	Coinbase Prime Broker Agreement, dated as of December 16, 2024, between Coinbase, Inc., on behalf of itself and certain affiliates, and Riot Platforms, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish supplement copies of any of the omitted schedules upon request by the SEC.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIOT PLATFORMS, INC.

By:	/s/ Colin Yee
Name:	Colin Yee
Title:	Chief Financial Officer

Date: December 20, 2024